JOGMEC

Japan Oil, Gas and Metals National Corporation

Muza Kawasaki Central Tower, Omiya-cho 1310, Saiwai-ku, Kawasaki-shi, Kanagawa 212-8554, Japan. TEL: +81-44-520-8651, FAX: +81-44-520-8740

14 September, 2006

Mr. Duane Poliquin
President
Almaden Minerals Ltd.
1103-750 West Pender St.
Vancouver, B.C, Canada V6C 2T8

Re: Mexican JV Project – Extension of the Outside Date,
Change of the Earn In Period,
Compania Minera Zapata S.A. will be a Party of the JV to the JVA or JVSA

Dear Mr. Duane Poliquin,

In accordance with the provision of Section 5 of the LETTER OF INTENT AND PRELIMINARY AGREEMENT REGARDING A PROGRAM OF EXPLORATION FOR MINERALS IN THE UNITED MEXICAN STATES, Japan Oil, Gas and Metals National Corporation (JOGMEC) proposes the Parties mutually agree an extension of the Outside Date until 31 December, 2006.

Due to the delay of the Second Earn In Period, JOGMEC proposes to change the Earn In Period as follows:

The Second Earn In Period: from November 1, 2005 to and including December 31, 2006

If you agree with this proposal, please indicate your agreement by signing below where indicated and return the signed copy of this letter to the undersigned.

Sincerely yours,

Toshio Sakasegawa
Executive Director, Member of the Board
Japan Oil, Gas and Metals National Corporation

For JOGMEC:	For Almaden Minerals Ltd.:
逆瀬川敏夫	[signature]
By: Toshio Sakasegawa	By: Duane Poliquin
Date: 14 Sept. 2006	Date: Sept 14/06